Exhibit 10.6

[PRIME GROUP REALTY TRUST LETTERHEAD]

W. Michael Karnes

Executive Vice President and Chief Executive Officer

Writer’s Direct Dial: (312) 917-4291

Facsimile: (312) 917-1310

April 6, 1998

Mr. Roy Rendino

Re:	Offer of Employment

Dear Mr. Rendino:

It is with pleasure that I extend to you an offer to join Prime Group Realty Trust as Senior Vice President - Finance and Chief Accounting Officer. In this position, you will report directly to the Executive Vice President and Chief Financial Officer and will be responsible for the following areas:

Financial Reporting

SEC Reporting

Accounting

Taxes

Audit

Management Information Systems

Cash Management

Your direct reports will include the Vice President and Controller, the Vice President and Assistant Treasurer and the Director of Management Information Systems of the Company.

One of the most important short term priorities of this position will be to lead the analysis of the information needs of the Company and to work with the office and industrial divisions in the identification, implementation and training relating to a corporate wide information system. In addition to performing that role and managing the areas listed above, you will be involved in a number of other areas including investor and analyst relations, banking relationships, debt and equity offerings and acquisitions.

Your compensation will include a base annual salary of $160,000.00 plus an annual bonus of up to 50% of this base salary. Initially, this bonus will be paid on an subjective basis but, once a compensation study for senior executives is approved by the Board of Trustees, the bonus will be consistent with the approved recommendations of this study. You will receive a stock option grant of 22,500 options which will vest over a three year period consistent with the company’s stock option program. The option price will be set by the Compensation Committee of the Board as soon as practical, but in no case later than the May, 1998 Board meeting. You will receive one year’s base salary as severance of you are terminated without cause or following a change in control. For purposes of this letter, cause is defined as (1) a finding by the Board that you have materially harmed the company, its business, assets or employees through an act of dishonesty, material conflict of interest, gross misconduct or willful malfeasance, (2) your conviction of (or pleading nolo contendere to) a felony, (3) a finding by the Board of your failure to perform (which shall not include inability to perform due to disability) in any material respects your material duties under this Agreement after written notice specifying the failure and a reasonable opportunity to cure (it being understood that if your failure to perform is not of a type requiring a single action to fully cure, then you may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion), (4) your sanction (including restrictions, prohibitions and limitations agreed to under a consent decree to agreed order) under, or conviction for violation of, any federal or state securities law, rule or regulation (provided that in the case of a sanction, such sanction materially impedes or impairs your ability to perform your duties and exercise your responsibilities hereunder in a satisfactory manner). Finally, you will be eligible for three weeks vacation on an annual basis and will receive medical, dental and other benefits and perquisites consistent with those of other Senior Vice Presidents of the Company.

As I am sure you understand, the officership and stock option elements of this offer are subject to formal approval by the Board of Trustees which should occur the next time a formal Board action is taken.

Roy, I believe you can make a significant contribution to an exciting young growth company and look forward to working with you.

Very truly yours,

/s/ William M. Karnes
William M. Karnes
Executive Vice President and Chief Financial Officer

WMK:ms

cc:	Richard S. Curto

James F. Hoffman

Acknowledged

/s/ Roy Rendino
Roy Rendino